UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            HYPERDYNAMICS CORPORATION
             (Exact name of registrant as specified in its charter)

               Delaware                                    87-0400335
(State of incorporation or organization)       (IRS Employer Identification No.)

      9700 Bissonnet, Suite 1700
            Houston, Texas                                   77079
(Address of principal executive offices)                   (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                      Name of each exchange on which
to be so registered                      each class is to be registered

Common Stock, par value $.001               American Stock Exchange
-----------------------------               -----------------------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [ ]

Securities Act registration statement file number to which this form relates:
Not Applicable
--------------

Securities to be registered pursuant to Section 12(g) of the Act:
Not Applicable
---------------
(Title of class)


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Description of our Common Stock

The holders of shares of our common stock are entitled to one vote per share with respect to all matters required by law to be submitted to our stockholders for approval. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our Articles of Incorporation, including provisions governing our preferred stock. Our common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares of our common stock represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for dividends. Dividends may not be paid on our common stock until all dividends due on our preferred stock have been paid. In the event of our liquidation, dissolution or winding up of the affairs, the holders of our common stock are entitled to share ratably in all or our assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock.


ITEM 2. EXHIBITS

Not Applicable


                                    SIGNATURE
   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

   (Registrant) /s/ Kent Watts
                ------------------------

Date  April 29, 2005
      ----------------------------------

By  Kent Watts, CEO
   -------------------------------------
*Print the name and title of the signing officer under his signature.


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